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                                             February 29, 1996

Emerald Funds
3435 Stelzer Road
Columbus, OH 43219-3035

    Re:  Plan of Reorganization by Emerald Funds for
       Prime Trust Fund, Treasury Trust Fund,
       Prime Fund and Treasury Fund.
       -------------------------------------------------

Dear Sirs and Mesdames:

    We have been asked to give our opinion, in accordance with the above Plan of Reorganization by Emerald Funds (the "Plan"), as to certain Federal income tax consequences of the transactions contemplated in that agreement.

BACKGROUND

    Emerald Funds ("Emerald") is a Massachusetts business trust consisting of multiple investment portfolios, including Prime Fund and Treasury Fund (individually, a "Surviving Fund" and collectively, the "Surviving Funds") and also Prime Trust Fund and Treasury Trust Fund (individually, a "Transferor Fund" and collectively, the "Transferor Funds"). Emerald is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act").

    At the Closing (as defined in the Plan), it is contemplated that each Transferor Fund will transfer all of its assets and liabilities to a corresponding Surviving Fund in exchange for shares of the Surviving Fund. Emerald will then distribute the shares of each Surviving Fund to the shareholders of the corresponding Transferor Fund in cancellation of all outstanding shares of the Transferor Fund, and the existence of the Transferor Funds will be terminated. All of the above steps constitute the "Transactions." After the Transactions, each Surviving Fund will continue the investment operations of the corresponding Transferor Fund.

ASSUMPTIONS

    For purposes of this opinion, we have made certain assumptions. Please advise us if you are aware of any facts inconsistent with any of these assumptions:

    First, both of the Transferor Funds and both of the Surviving Funds qualified as "regulated investment companies" under Part I of Subchapter M of Subtitle A, Chapter 1, of the Internal Revenue Code of 1986, as amended (the "Code"), for their most recently ended fiscal years and will so qualify for their current fiscal years.

    Second,   each  Transferor   Fund  will   tender  for   acquisition  by  the
corresponding Surviving Fund assets consisting of at least 90% of the fair market value of the net assets of the Transferor Fund and at least 70% of the fair market value of its gross assets immediately prior to the Transactions. For purposes of this assumption, all of the following shall be considered as assets of such Transferor Fund held immediately prior to the Transactions: (a) amounts used by the Transferor Fund to pay its expenses in connection with the transactions contemplated hereby and (b) all amounts used to make redemptions of or distributions on such Transferor Fund's shares (except for redemptions in the ordinary course of its business, as required by section 22(e) of the 1940 Act pursuant to a demand for redemption by a shareholder of the Transferor Fund, and distributions of net investment income and net capital gains, other than net capital gains resulting from sales of assets for the purpose of satisfying investment objectives of the Surviving Fund, if any, that differ from the existing investment objectives of the Transferor Fund).
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Emerald Funds
February 29, 1996
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    Third,  each Transferor Fund will distribute to its shareholders in complete liquidation of the Transferor Fund the corresponding Surviving Fund shares that it will receive in the Transactions as promptly as practicable and having made such distributions will take all necessary steps to terminate its existence.

    Fourth, prior to the Transactions, each Transferor Fund will continue its historic business within the meaning of Treasury Regulations section 1.368-1(d) and will not dispose of more than fifty percent (50%) of the fair market value of its assets for the purpose of satisfying investment objectives of the corresponding Surviving Fund, if any, that differ from the existing investment objectives of the Transferor Fund.

    Fifth, following the Transactions, each Surviving Fund will continue the historic business of the corresponding Transferor Fund or will use a significant portion of the Transferor Fund's historic business assets in a business.

    Sixth, at the time of the Transactions, the adjusted income tax basis and the fair market value of the assets to be transferred by each Transferor Fund to the corresponding Surviving Fund will each equal or exceed the sum of the liabilities to be assumed by such Surviving Fund or to which such transferred assets are subject.

    Seventh, at the time of the Transactions, there will be no plan or intention by the shareholders of any Transferor Fund who own five percent (5%) or more of the Transferor Fund's stock and, to the best of the knowledge of the management of Emerald, no current plan or intention on the part of the remaining shareholders of the Transferor Fund, to sell, exchange, or otherwise dispose of a number of shares of the corresponding Surviving Fund's stock to be received in the Transactions that would reduce the Transferor Fund shareholders' ownership of Surviving Fund stock to a number of shares having a value, as of the time of the Transactions, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the Transferor Fund immediately prior to the Transactions. For purposes of this assumption, (a) shares of the Transferor Fund surrendered by dissenters will be treated as outstanding Transferor Fund stock immediately prior to the Transactions, and (b) shares of the Transferor Fund and the Surviving Fund held by Transferor Fund shareholders and otherwise sold, redeemed or disposed of in anticipation of the Transactions, or subsequent to the Transactions pursuant to a plan or intention that existed at the time of the Transactions, also will be taken into account.

    Eighth, at the time of the Transactions, no Surviving Fund will have any plan or intention to reacquire any of its shares issued in the Transactions, except in the ordinary course of business.

    Ninth, at the time of the Transactions, no Surviving Fund will have any plan or intention to sell or otherwise to dispose of any of the assets of the corresponding Transferor Fund acquired in the Transactions, except for dispositions made in the ordinary course of business.

    Tenth, there is and will be no intercorporate indebtedness between any Surviving Fund and its corresponding Transferor Fund that was issued, acquired or will be settled at a discount.

    Eleventh, no Surviving Fund owns or will own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the corresponding Transferor Fund.

    Twelfth, no Transferor Fund is or will be under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in any Federal or State court.

    Thirteenth, the liabilities of each Transferor Fund that will be assumed by the corresponding Surviving Fund and the liabilities, if any, to which the transferred assets will be subject were incurred by the Transferor Fund in the ordinary course of its business.
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Emerald Funds
February 29, 1996
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    Fourteenth, the Transactions will be accomplished for the purposes set forth in the Combined Proxy Statement/Prospectus (the "Proxy Statement"), a draft of which is part of the Registration Statement (the "Registration Statement") being filed this day with the SEC.

    Fifteenth, the Plan substantially in the form included as an exhibit in the Proxy Statement will be duly authorized by the parties and approved by the shareholders of each Transferor Fund, and the appropriate documents will be filed with the appropriate government agencies.

CONCLUSIONS

    Based upon the Code, applicable Treasury Department regulations in effect as of the date hereof, current published administrative positions of the Internal Revenue Service contained in revenue rulings and procedures, and judicial decisions, and upon the information, representations and assumptions contained herein and in the documents provided to us by you (including the Proxy Statement and the Plan), it is our opinion for Federal income tax purposes that:

        (i) the transfer by each Transferor Fund of all of its assets and liabilities to the corresponding Surviving Fund in exchange for shares of the corresponding Surviving Fund, and the distribution of said shares to the shareholders of the Transferor Fund, as provided in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) or 368(a)(1)(D) of the Code and each of the Surviving Funds and the Transferor Funds will be "a party to the reorganization" within the meaning of section 368(b) of the Code;

        (ii) in accordance with sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by any Transferor Fund as a result of the Transactions;

       (iii) in accordance with section 1032(a) of the Code, no gain or loss will be recognized by any Surviving Fund as a result of the Transactions;

       (iv) in accordance with section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of any Transferor Fund on the distribution to them by the Transferor Fund of shares of the corresponding Surviving Fund in exchange for their shares of the Transferor Fund;

        (v) in accordance with section 358(a)(1) of the Code, the aggregate basis of the Surviving Fund shares received by each shareholder of an Transferor Fund will be the same as the aggregate basis of the shareholder's Transferor Fund shares exchanged therefor in the Transactions;

       (vi) in accordance with section 362(b) of the Code, the basis of the assets received by each Surviving Fund in the Transactions will be the same as the basis of such assets in the hands of the corresponding Transferor Fund immediately before the Transactions;

       (vii) in accordance with section 1223(1) of the Code, a shareholder's holding period for Surviving Fund shares will be determined by including the period for which the shareholder held the shares of the Transferor Fund exchanged therefor, provided that the shareholder held such shares of the Transferor Fund as a capital asset;

      (viii) in accordance with section 1223(2) of the Code, the holding period of each Surviving Fund with respect to the assets acquired in the Transactions will include the period for which such assets were held by the corresponding Transferor Fund; and

       (ix) in accordance with section 381(a) of the Code, each Surviving Fund will succeed to the tax attributes of the corresponding Transferor Fund described in section 381(c) of the Code.

    We express no opinion relating to any Federal income tax matter except on the basis of the documents and assumptions described above. In issuing our opinion, we have relied solely upon
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Emerald Funds
February 29, 1996
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existing  provisions of the Code,  existing and proposed regulations thereunder, and current administrative positions and judicial decisions are subject to change at any time. Any such change could affect the validity of the opinion set forth above.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption
"Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences" in the Proxy Statement. This does not constitute a consent under section 7 of the Securities Act of 1933, and in consenting to such references to our firm we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the SEC issued thereunder.

                                          Very truly yours,

                                                /s/ DRINKER BIDDLE & REATH

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                                                  DRINKER BIDDLE & REATH